Exhibit 19.1

Insider Trading Policy
This Policy provides guidelines to employees, officers, directors, consultants and contractors of Trimble Inc. (“Trimble” or the “Company”) with respect to transactions in the Company’s securities.

I.Applicability of Policy

This Policy applies to all transactions in the Company’s securities, including common stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options.

As used in this Policy, “Covered Persons” means all employees, consultants, contractors, officers and directors of the Company, wherever located.

As used in this Policy, “Designated Insiders” include all directors and executive officers of the Company and employees of the Company, wherever located, who are not executive officers of the Company but who, by the nature of their employment duties, routinely have access to Material Nonpublic Information (as defined below). Other employees of the Company may also be designated as Designated Insiders from time to time if they possess Material Nonpublic Information. Generally, Designated Insiders will include:

•All directors and executive officers as well as certain officers who are not executive officers;
•Employees in the Finance Department with responsibility for preparing monthly operating reports and short and long term forecasts for the Company as a whole or a significant business unit;
•All employees on the distribution lists to receive monthly operating reports, short and long-term forecasts and financial statements in each case for the Company as a whole or a significant business unit;
•Employees in the Accounting, Legal and Finance Departments with substantive responsibility for external financial reporting and/or reporting to the Securities and Exchange Commission (the “SEC”); and
•Administrative support staff for all executive officers and Designated Insiders listed above.

Individuals designated as Designated Insiders will be notified of such designation in writing, which may include email, by the Company’s Insider Trading Compliance Officer or his or her designee. However, failure to be formally notified of such designation as a Designated Insider will not protect an employee from a violation of the law for insider trading and tipping (as defined below).

References to Covered Persons and Designated Insiders in this Policy also apply, based upon U.S. securities laws, to that individual’s spouse, minor children, other family members who reside with them, anyone else who lives in the same household as the individual, any family members or other persons whose transactions in the Company’s securities are directed by or are subject to the individual’s influence or control (such as parents or children who consult with the individual before they trade in the Company’s securities) and entities that are directed by or are subject to the individual’s influence or control, including family trusts.

II.General Policy

Each Covered Person has a legal and ethical obligation to maintain the confidentiality of Material Nonpublic Information. It is the policy of the Company to oppose the unauthorized disclosure of any Material Nonpublic Information regarding the Company and the misuse of such Material Nonpublic Information in securities trading. The Company has established procedures for releasing Material Nonpublic Information in a manner that is

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designed to achieve broad public dissemination of the information immediately upon its release in order to ensure compliance with the law and to avoid even the appearance of improper conduct by anyone associated with the Company. You may not, therefore, disclose information to anyone outside the Company, including family members and friends, other than in accordance with those procedures.

It is also Company policy to comply with applicable securities laws concerning trading in Company securities on the Company’s behalf.

III.Specific Policies

1.Trading on Material Nonpublic Information. Subject to the provisions of Section VIII of this Policy, no Covered Person shall engage in any transaction involving the Company’s securities, including any purchase or offer to purchase, sale or offer to sell, any loan, pledge, hedge, contribution to a trust or any other transaction during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company, and ending at the open of market on the Trading Day following the first full Trading Day after public disclosure of that information, or at such time as such Material Nonpublic Information is no longer material. As used herein, the term “Trading Day” shall mean a day on which national stock exchanges and the Nasdaq Stock Market (“Nasdaq”) are open for trading.

2.Short Sales. No Covered Person shall engage in a short sale of the Company’s stock. A short sale is a sale of securities not owned by the seller or, if owned, not delivered against such sale within 20 days (a “short against the box”). Short sales may reduce a seller’s incentive to seek to improve the Company’s performance, and often have the potential to signal to the market that the seller lacks confidence in the Company’s prospects.

3.Publicly Traded Options. A transaction in options (other than Company-issued stock options) is, in effect, a bet on the short-term movement of the Company’s stock and therefore may create the appearance that the Covered Person is trading based on inside information. Transactions in options also may focus the Covered Person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions by Covered Persons in puts, calls, warrants or other derivative securities indexing, referencing or otherwise involving the Company’s securities, on an exchange or in any other organized market, are prohibited by this Policy.

4.Hedging Transactions. Hedging or monetization transactions, such as zero-cost collars, equity swaps, exchange funds and forward sale contracts, allow an employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the Covered Person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other stockholders. Trimble considers it improper and inappropriate for any Covered Person to engage in such transactions in Trimble’s securities. It is, therefore, Company policy that Covered Persons may not engage in any hedging transactions (such as zero-cost collars, equity swaps, exchange funds and forward sales contracts) with respect to Trimble’s securities.

5.Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Nonpublic Information or otherwise is not permitted to trade in Company securities, Covered Persons may not hold Company securities in a margin account or otherwise pledge Company securities as collateral for a loan.

Tipping. No Covered Person shall disclose (“tip”) Material Nonpublic Information to any other person (including, but not limited to, family members, co-workers, and other business associates) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information

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relates, nor shall any Covered Person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities.

6.Confidentiality and Safeguarding of Nonpublic Information. Nonpublic information relating to the Company or its business is the property of the Company and the unauthorized disclosure of such information is forbidden. The following practices should be followed to help prevent the misuse of confidential information:

•Avoid discussing confidential information in places where you may be overheard by people who do not have a valid need to know such information, such as on elevators, in restaurants and on airplanes.
•Avoid discussing confidential information on cellular phones, and take great care when discussing such information on speaker phones. Do not discuss such information with relatives or social acquaintances.
•Do not give your computer IDs and passwords to any other person. Password protect computers and log off when they are not in use.
•Always put confidential documents away when not in use and, based upon the sensitivity of the material, keep such documents in a locked desk or office. Do not leave documents containing confidential information where they may be seen by persons who do not have a need to know the content of the documents.
•Be aware that the Internet and other external electronic mail carriers are not secure environments for the transmission of confidential information.
•Comply with the specific terms of any confidentiality agreements of which you are aware.
•Upon termination of your employment, you must return to the Company all physical (including electronic) copies of confidential information as well as all other material embodied in any physical or electronic form that is based on or derived from such information, without retaining any copies.
7.Responses to Inquiries for Information about the Company. Any inquiry received from outside the Company, such as from a stock analyst or stockholder, should be referred to the Company’s Investor Relations Manager or the appropriate individual in accordance with Section 3.2 of the Company’s Business Ethics and Conduct Policy. Under no circumstances should you attempt to handle outside inquiries without prior authorization.

8.Post-Termination Transactions. This Policy continues to apply to transactions in Company securities even after you have terminated employment or service with the Company. If you are in possession of Material Nonpublic Information when your employment or service terminates, you may not trade in Company securities until that information has become public or is no longer material. Although the pre- clearance procedures specified in Section V (2) of this Policy will cease to apply upon termination of employment or service, Designated Insiders whose employment or service terminates during a closed Trading Window may not trade in Company securities until the Trading Window is scheduled to open.

IV.Potential Criminal and Civil Liability

1.Liability for Insider Trading. Pursuant to U.S. federal and U.S. state securities laws, Covered Persons may be subject to criminal penalties of up to $5 million ($25 million for entities) and up to 20 years in jail, plus civil penalties of up to three times the profit gained or loss avoided, for engaging in transactions in the Company’s securities at a time when they have knowledge of Material Nonpublic Information regarding the Company. Further, civil penalties of up to the greater of $2.6 million or three times the profit gained or loss avoided can be imposed on any person who “controls” a person who engages in illegal insider trading.

2.Liability for Tipping. Covered Persons may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. This applies regardless of whether the “tippee” is related to the insider or is an entity, such as a trust or a corporation, and regardless of whether the Covered

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Person receives any monetary benefit from the tippee. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated techniques to uncover insider trading.

3.Enforcement. The Company will take such disciplinary actions as are appropriate under the circumstances, and within its power, to cause the disgorgement of any gains made in violation of this Policy, including forfeiture of vested equity benefits as a condition to continued employment, as well as the possibility of termination of employment, even if the country or jurisdiction where the conduct took place does not regard it as illegal.

V.Trading Guidelines and Requirements

1.Trading Window.

To ensure compliance with this Policy and applicable federal and state securities laws, the Company requires that all Designated Insiders refrain from conducting transactions involving the Company’s securities as defined in Section III (1) of this Policy other than during the period commencing at the open of market on the Trading Day following the first full Trading Day after the public disclosure of the financial results for each fiscal quarter or year and continuing until two weeks prior to the end of the next quarter (the “Trading Window”). The Insider Trading Compliance Officer or a designee will distribute notifications of the opening and closing of each Trading Window.

In addition, from time to time during the open Trading Window, the Company may also prohibit all or certain Covered Persons from trading securities of the Company because of material developments known to the Company and not yet disclosed to the public. In such event, all such designated Covered Persons may not engage in any transaction involving the Company’s securities, as described in Section III (1) of this Policy, and should not disclose to others the fact of such suspension of trading. The Company will re-open the Trading Window at the open of market on the Trading Day following the first full Trading Day after public disclosure of the information, or at such time as the information is no longer material.

The prohibition against trading, other than in a Trading Window, encompasses the fulfillment of “limit orders” by any broker, and the brokers with whom any such limit order is placed must be so instructed at the time it is placed.

Even when the Trading Window is open, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least one Trading Day, whether or not the Company has recommended a suspension of trading to that person. Trading in the Company’s securities during the open Trading Window should not be considered a “safe harbor,” and all Covered Persons should use good judgment at all times.

2.Pre-clearance of Trades. All Designated Insiders must refrain from trading in the Company’s securities, even during an open Trading Window, without first complying with the Company’s “pre- clearance” process. A request for “pre-clearance” may be submitted to the Company’s Insider Trading Compliance Officer no later than two business days prior to the day of the proposed transaction. The Insider Trading Compliance Officer will consult as necessary with senior management of the Company before clearing or declining any proposed trade. The Insider Trading Compliance Officer shall not be obligated to approve any transaction submitted for pre-clearance if it is deemed that the requestor is in possession of Material Nonpublic Information. If pre-clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance. Notwithstanding the foregoing, pre-clearance is not required for the transactions described in Section VIII of this Policy.

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3.Individual Responsibility. Every Covered Person has the individual responsibility to comply with this Policy against insider trading and to ensure the compliance of any family member, household member or other person or entity whose transactions are subject to this Policy. Accordingly, you should make your family and household members and any other person subject to this Policy aware of the need to confer with you before they trade in Company securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. In all cases, the responsibility for determining whether an individual is in possession of Material Nonpublic Information rests with that individual, and any action on the part of the Company or any other employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. A Covered Person may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Covered Person believes he or she may suffer an economic loss or forego anticipated profit by waiting.

VI.Applicability of Policy to Material Nonpublic Information of Other Entities

This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including one with which the Company is discussing a proposed transaction and the Company’s customers, distributors, vendors, suppliers and other business partners (collectively, “business partners”). This means that you should not trade in securities of the Company’s business partners while you are in possession of Material Nonpublic Information about that business partner obtained in the course of your position with the Company. Civil and criminal penalties, and termination of employment may result from trading on Material Nonpublic Information regarding the Company’s business partners. All Covered Persons should treat Material Nonpublic Information about the Company’s business partners with the same care required with respect to information related directly to the Company.

VII.Definition of Material Nonpublic Information

It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of securities or if the information, if made public, would likely affect the market price of certain securities.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

•Financial results or estimates, or changes to previously announced results or estimates;
•Known but unannounced future earnings or losses;
•Execution or termination of material contracts with business partners;
•A significant cybersecurity incident;
•News of a pending or proposed merger, acquisition or other significant transaction;
•News of the disposition, construction or acquisition of significant assets;
•Impending bankruptcy or financial liquidity problems;
•Patent or other intellectual property milestones;
•Scientific achievements or other developments from research efforts;
•Significant developments involving corporate relationships;
•Changes in the Company’s dividend policy or pricing or cost structure;
•New product, process or service announcements of a significant nature;
•Significant product defects or modifications;
•New equity or debt offerings;
•Positive or negative developments in outstanding litigation or government action, including the resolution thereof;

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•Significant litigation exposure due to actual or threatened litigation or government action; or
•Major changes in senior management.

Either positive or negative information may be material.

Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information.

Nonpublic information is information that has not yet been disclosed to the general public and is otherwise not available to the general public. You should presume that information is nonpublic unless you can point to its official release by the Company in at least one of the following ways:

•Public filings with the SEC, including proxy statements and prospectuses; or
•Issuance of press releases.

If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how the transaction may be construed in hindsight. If you have any questions or uncertainties about this Policy or a proposed transaction, please ask the Company’s Insider Trading Compliance Officer.

VIII.Certain Exceptions

1.Stock Option Exercise. For purposes of this Policy, an exercise of stock options under the Company’s stock option plan (but not the sale of any shares issued upon such exercise or purchase) is exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the underlying option agreement or plan.

2.Restricted Stock Awards. In addition, for purposes of this Policy, a vesting of restricted stock, or an exercise of a tax withholding right (pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock), is exempt from this Policy. The trading restrictions do apply, however, to any market sale of restricted stock.

3.Gifts. In addition, for purposes of this Policy, the Company considers that bona fide gifts of the securities of the Company are exempt from this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company securities while the Covered Person is aware of Material Nonpublic Information.

4. 401(k) Contributions. Purchasing Company stock pursuant to systematic contributions to the Company’s 401(k) retirement plan is exempt from this Policy. However, this Policy does apply to (a) an election to increase or decrease the percentage of the periodic contributions that will be allocated to the Company stock fund, (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance, or (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

5.Employee Stock Purchase Plan (ESPP). This Policy does not apply to purchases of Company stock through the ESPP by means of a periodic contribution or lump-sum contribution of money to the plan pursuant to an election made at the time of enrollment in the ESPP. An election for a lump-sum contribution must be made at the beginning of the applicable enrollment period. This Policy will apply to the election to participate in the ESPP for any enrollment period, and to any subsequent sales of Company stock purchased pursuant to the ESPP.

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10b5-1 Trading Plans. Pursuant to SEC Rule 10b5-1, Covered Persons may establish pre-arranged written plans which permit automatic trading of the Company’s stock through a third-party broker (each, a “Plan”). All Plans shall be subject to the restrictions and limitations set forth in Exhibit A, attached hereto, which shall be updated from time to time by the Company’s Insider Trading Compliance Officer to conform with any changes to SEC Rule 10b5-1 or the practices thereunder. Once a Plan is implemented in accordance with this paragraph and such Exhibit A, trades pursuant to such plan shall not be subject to the limitations and restrictions set forth in other sections of this Policy. Trading pursuant to a Plan may occur even at a time outside of the Company’s Trading Window or when the person on whose behalf such trade is made is aware of Material Nonpublic Information regarding the Company or its securities. Each Plan (or the form of plan established by a broker) must be reviewed by the Company’s Insider Trading Compliance Officer prior to establishment, to confirm compliance with this policy and the applicable securities laws.

IX.Inquiries

All questions regarding the matters discussed in this Policy should be directed to the Company’s Insider Trading Compliance Officer, who is the Company’s General Counsel.

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Exhibit A

Trading plans established pursuant to paragraph 6 of Section VIII of the Company’s Insider Trading Policy (each, a “Plan”) are limited to a pre-arranged written Plan which permits automatic trading of the Company’s stock through a third party broker (an “Automatic Trading Program”) established by a Covered Person (a “Program Eligible Person”) at a time when the Program Eligible Person is not aware of any material nonpublic information regarding the Company or its securities (“Material Nonpublic Information”). The Automatic Trading Program document must specify the number of shares to be purchased or sold, the price(s) at which transactions are to take place, and the date(s) on which transactions are to take place. Alternatively, the Automatic Trading Program may establish an objective formula for any or all of these criteria (e.g., the number of shares could be specified as a percentage of the holdings of the Program Eligible Person).

Additional Plan Requirements. All Plans shall comply with Rule 10b5-1 and also be subject to the following requirements:

1.Good Faith. All Plans must be entered into and operated in good faith and not as part of a plan or scheme to evade the prohibitions of the securities laws (including, without limitation, Rule 10b5-1). The Company may immediately direct the termination of any Plan that it determines was put in place either (i) not in good faith or (ii) as part of a plan or scheme to evade the prohibitions of the securities laws.

2.Separate Transactions. The Program Eligible Person cannot engage in any separate transaction (e.g., a hedging transaction with respect to the Plan) which directly or indirectly alters or offsets an authorized transaction made under the Plan.
3.Trading Cancellation or Suspension. All such Plans must allow for the cancellation of a transaction and/or suspension of the Plan upon notice and request by the Company to the extent the Plan or any proposed trade (i) fails to comply with any applicable legal, contractual or regulatory restriction (other than any such restriction relating to the Program Eligible Person’s possession or alleged possession of Material Nonpublic Information) or (ii) could create material adverse consequences for the Company.

4.Entry into a Plan. No Plan may be established at a time when the Program Eligible Person is aware of Material Nonpublic Information and, if subject to a Trading Window, when the Trading Window is closed under the Company’s Insider Trading Policy. Any director or officer subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), adopting a Plan must include in that Plan a written representation certifying that he or she (i) is not aware of any Material Nonpublic Information and (ii) is adopting the Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 of the Exchange Act.
5.Waiting Period. A Plan must include a waiting period from the time a Plan is adopted until the time of the first trade under the Plan. For directors and officers subject to Section 16, such waiting period consists of the later of (i) 90 days after the adoption of the Plan, or (ii) two business days following the Company’s filing of a Form 10-Q or Form 10-K for the completed fiscal quarter in which the Plan was adopted (subject to a maximum of 120 days after adoption of the Plan). For all other Program Eligible Persons, the waiting period must be at least 30 days from adoption of the Plan.

Amendments and Modifications. Once a Plan is entered into, it cannot be amended or modified, except (i) with prior approval by the Company’s Insider Trading Compliance Officer and (ii) at a time when the Program Eligible Person is permitted to trade in the Company’s stock under the Company’s Insider Trading Policy (i.e., during the open Trading Window when the Program Eligible Person is not otherwise blocked from trading and when the Program Eligible Person is not aware of Material Nonpublic Information). Furthermore, any amendment relating to the amount, price or timing of the purchase or sale of securities will be subject to the same waiting periods as would be applicable to a new Plan, as described below.
6.Termination. A Plan may be terminated by the Program Eligible Person prior to its expiration upon advance approval of the Company’s Insider Trading Compliance Officer. However, terminating a Plan is strongly discouraged because it may call into question whether the Plan was entered into and operated in good faith and not as part of a plan or scheme to evade the insider trading rules, which could affect the availability of the Rule 10b5-1 affirmative defense.

7.Single Transaction. The Program Eligible Person cannot enter into more than one Plan in any 12-month period that is designed to effect a single transaction, subject to limited exceptions under Rule 10b5-1.
8.Multiple Plans. Generally speaking, a Program Eligible Person entering into a Plan may have only one Plan in place at any time, subject to limited exceptions under Rule 10b5-1.
9.Public Disclosures. Directors and officers subject to Section 16 should be aware that the Company will be required to make quarterly disclosures regarding all Plans entered into, amended or terminated by them and to include the material terms of such Plans, other than pricing information.

10.Company Liability. The Company shall not have any liability to any Program Eligible Person as a result of the establishment of a Plan, any Company disclosure with respect thereto, or any cancellation or transactions and/or suspension of a Plan, as discussed above.